UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     January 24, 2017

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

4 Crosby Drive
Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)       Compensatory Plans and Arrangements

Amendment to 2017 Compensation Plan

On January 24, 2017, the Board of Directors (the “Board”) of Datawatch Corporation (“Datawatch”) amended the fiscal 2017 Corporate Officers Compensation Plan (the “2017 Compensation Plan”).

As disclosed in Datawatch’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 1, 2017 (the “Prior 8-K”), the 2017 Compensation Plan initially provided that quarterly cash bonuses would be payable based on: (A) whether Datawatch achieves earnings before interest, taxes, depreciation and amortization in excess of a certain threshold for such fiscal quarter and (B) only if such threshold is met, the extent to which Datawatch achieves its revenue targets for the applicable fiscal quarter. As disclosed in the Prior 8-K, the executive officers of Datawatch would be eligible for additional cash bonus amounts if: (Y) Datawatch achieves performance over 100% of Datawatch’s revenue target for fiscal year 2017 and (Z) Datawatch achieved earnings before interest, taxes, depreciation and amortization in excess of Datawatch’s threshold for fiscal year 2017.

As amended, the 2017 Compensation Plan now provides that quarterly cash bonuses will be payable based on: (A) whether Datawatch achieves year-to-date earnings before interest, taxes, severance, depreciation and amortization in excess of a certain threshold for such fiscal quarter and (B) only if such threshold is met, the extent to which Datawatch achieves its revenue targets for the applicable fiscal quarter. The amended 2017 Compensation Plan now also provides that if Datawatch achieves earnings before interest, taxes, severance, depreciation and amortization in excess of Datawatch’s threshold for fiscal year 2017, performance over 100% of Datawatch’s revenue target for fiscal year 2017 will result in eligibility for additional cash bonus amounts calculated at a 2 to 1 rate up to the maximum eligibility for additional cash bonus amounts of 50% of the aggregate target cash bonus amount for such executive officer, based on performance at 125% of the revenue target amount.

Amendment to Executive Agreement

On January 24, 2017, the Board approved an amendment to the executive agreement (the “Amended Executive Agreement”) with Sanjay Mistry, Controller of Datawatch. Under the Amended Executive Agreement, in the event that Datawatch terminates Mr. Mistry’s employment other than for “Cause” (as defined in the Amended Executive Agreement) or Mr. Mistry elects to terminate his employment with Datawatch for “Good Reason,” Mr. Mistry is entitled to severance payments equal in the aggregate to his then current annual base salary, payable on a monthly basis for six months (the “Extended Severance Period”) following his termination date. For the duration of the Extended Severance Period, Mr. Mistry is also entitled to a taxable monthly payment in an amount equal to Datawatch’s share of Mr. Mistry’s monthly premium for group medical and dental coverage that is in effect immediately prior to termination. The Amended Executive Agreement extends the severance period in Mr. Mistry’s original agreement from three months to six months.

A copy of the Amended Executive Agreement, effective as of January 24, 2017, is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Amended Executive Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document and to the original executive agreement as filed with the SEC as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

The following Exhibit is furnished as part of this report:

Exhibit No.	Description

10.1	Amendment to Executive Agreement, effective January 24, 2017, by and between Sanjay Mistry and Datawatch Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

By:	/s/ James Eliason
Name:	James Eliason
Title:	Chief Financial Officer

Date: January 27, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Executive Agreement, effective January 24, 2017, by and between Sanjay Mistry and Datawatch Corporation.